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                                                                   Exhibit 10.2

         Description and Form of Agreement for certain executives of the Company.

         Three senior executives of the Company have entered into agreements in substantially the form attached. These agreements provide for certain payments to the executives in the event of a "Sale of the Company" (as defined), as well as severance payments due upon certain terminations of the executives' employment with the Company after a Sale of the Company.

         The aggregate potential amount of payments upon a Sale of the Company is $5.5 million for the group of executives. The maximum aggregate potential amount of severance payments is approximately $4.1 million for the group of executives. The agreements contain non-disclosure and non-competition restrictions on the executives upon termination of their employment.


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                         REWARD AND RETENTION AGREEMENT

         This Reward and Retention Agreement ("AGREEMENT") is made as of _________, 2001 by and among [______________] ("EXECUTIVE"), and Albecca Inc., a Georgia corporation ("ALBECCA").

                                   Background

         As a team member of Albecca and its Affiliates (as defined below), Executive has been a valuable contributor to the success of Albecca. As Albecca considers entering into a sale of the company, Albecca desires to reward Executive for past services rendered to Albecca if a sale is completed and to give Executive an incentive to remain employed by Albecca or its successor after the closing of such sale (referred to herein as the Post-Closing Company).

         The parties therefore agree as follows:

         1.       Bonus Payments.

         (a) Upon any Sale of the Company (as defined below), the Post-Closing Company shall pay Executive an amount equal to [$Amount] (the "REWARD BONUS"). The Reward Bonus shall be payable in three equal cash installments as follows: (1) the first installment shall be paid within one (1) business day following the closing of the Sale of the Company (the "CLOSING DATE"); (2) the second payment shall be paid on the first anniversary of the Closing Date; and (3) the third payment shall be paid on the second anniversary of the Closing Date. The Reward Bonus payments are referred to collectively as the "BONUS PAYMENTS."

         (b) Provided, however, if Executive terminates his employment with the Post-Closing Company for any reason other than for Good Reason (as defined below), or if the Post-Closing Company terminates Executive for Cause (as defined below), at any time after the closing of the Sale of the Company but prior to the payment in full of the Bonus Payments owed hereunder, then the Post-Closing Company shall not be obligated to make any such further payments; it being understood and agreed that all Bonus Payment obligations shall survive any termination of Executive's employment except a termination by Executive other than for Good Reason, or a termination by the Post-Closing Company for Cause, prior to the second anniversary of the Closing Date.

         (c)      For the purposes of this Agreement:

         "AFFILIATE" shall mean any person or entity controlling, controlled by or under common control with the entity in question.

         "CAUSE" shall mean either (a) the conviction of Executive of a felony involving the Company, (b) Executive's gross and intentional repeated neglect of his duties which continues and remains uncured for thirty (30) days after the Company sends written notice to Executive of such gross and intentional repeated neglect, and (c) any failure by Executive to comply in any material respect with the provisions of Section 3 of this Agreement.

         "GOOD REASON" shall mean any of the following, if the action complained of by Executive is not cured within ten (10) business days after the receipt of written notice of such action from Executive to the Post-Closing
Company: (i) any action taken by the Post-Closing Company which results in a diminution in Executive's duties or responsibilities, other than an action taken with the written consent of Executive; (ii) a reduction in the amount of any material element of Executive's compensation and


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benefits, other than a reduction in benefits that applies to all key executives of the Post-Closing Company; or (iii) the Post-Closing Company's requiring Executive to be based at any office or location other than the Company's offices in Norcross, Georgia.

         "POST-CLOSING COMPANY" shall mean Albecca or any purchaser or successor to Albecca in a Sale of the Company, including all Affiliates of any such entity, by whom Executive is employed on or after the Closing Date.

         "SALE OF THE COMPANY" shall mean any of the following to occur on or after the date hereof: (i) a merger, consolidation, share exchange, combination or other transaction or series of transactions (other than a private or public offering by Albecca for cash of the capital stock, debt or other securities of Albecca or an Affiliate for the purpose of raising money for working capital, acquisitions or other corporate operations) in which securities possessing more than 50% of the total combined voting power of Albecca's outstanding securities are transferred to a person or persons who were not the beneficial holders of those securities immediately prior to such transaction; (ii) a merger or consolidation in which Albecca is not the surviving entity, unless more than 50% of the total combined voting power of the surviving entity is controlled, directly or indirectly, by persons who beneficially owned Albecca's securities immediately before such merger or consolidation; or (iii) the sale, transfer or other disposition of all or substantially all of Albecca's assets to a non-Affiliate person or entity.

         2.       Severance and Benefits.

         (a) If after any Sale of the Company Executive's employment with the Post-Closing Company is terminated by Executive for Good Reason, or by the Post-Closing Company for any reason other than for Cause, then the Post-Closing Company shall make severance payments to Executive as follows: (1) if such termination occurs before the first anniversary of the Closing Date, then Executive shall be entitled to severance in an amount equal to the total salary and bonus payments Executive would have received from the effective date of such termination through the second anniversary of the Closing Date had he remained an employee of the Post-Closing Company (based on his then current annual salary rate and most recent paid bonus, but at an annual rate of not less than [$Amount] in total); or (2) if such termination occurs at any time after the first anniversary of the Closing Date, then Executive shall be entitled to severance in an amount equal to his then current annual salary and most recent paid bonus, but not less than [$Amount] in total. In either case, such severance shall be payable to Executive immediately upon termination (in the event of a termination by the Post-Closing Company) or as soon as practicable (but within 30 days) after termination (in the event of a termination by Executive).

         (b) If at any time before the second anniversary of the Closing Date either Executive terminates his employment with the Post-Closing Company for any reason other than for Good Reason, or the Post-Closing Company terminates Executive for Cause, then Executive shall not be entitled to any post-termination severance or benefits other than salary payments, benefit payments and expense reimbursements accrued but unpaid prior to the effective date of such termination.

         (c) If after the second anniversary of the Closing Date Executive terminates his employment for any reason (regardless of whether such reason constitutes Good Reason) or is terminated by the Post-Closing Company for any reason, then the Post-Closing Company shall pay Executive severance in an amount equal to his then current annual salary and most recent paid bonus, but not less than [$Amount] in total. Such severance shall be payable to Executive immediately upon


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termination (in the event of a termination by the Post-Closing Company) or as soon as practicable (but within 30 days) after termination (in the event of a termination by Executive).

         (d) Any and all severance payments owed hereunder shall be subject to all applicable withholding tax requirements. To the extent that applicable law and applicable policy provisions allow Executive to maintain COBRA coverage for himself or his family after a termination of employment, and Executive elects to maintain any such coverage, Executive shall be solely responsible for payment of all applicable premiums and related costs.

         3. Other Agreements. Executive acknowledges and recognizes the highly competitive nature of Albecca's business and accordingly agrees to the restrictions in this Section 3 in order to induce Albecca to consummate the transactions contemplated by this Agreement.

         (a) Confidentiality. Executive agrees to maintain in strict confidence and not to use or disclose any Trade Secrets of Albecca, its Affiliates or the Post-Closing Company at any time, for so long as the information remains a Trade Secret. "TRADE SECRET" shall mean any information (without regard to form, and including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In addition, Executive agrees to maintain in strict confidence and not to use or disclose any Confidential Information (as defined herein) of Albecca, its Affiliates or the Post-Closing Company for the shorter of five (5) years from the date hereof or the period during which Executive is employed by Albecca, its Affiliates or the Post-Closing Company plus thirty-six (36) months thereafter. "CONFIDENTIAL INFORMATION" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the financial position and results of operations (including revenues, assets, net income, etc.); pricing structure; annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. Executive agrees that the provisions of this
Section 3(a) shall apply equally to protect Trade Secrets and Confidential Information of third parties provided to Albecca, its Affiliates or the Post-Closing Company on a confidential or otherwise restricted basis. Notwithstanding the foregoing, it is understood that Executive may, while an employee of the Post-Closing Company, disclose Confidential Information to other employees of the Post-Closing Company whose responsibility it is to know such information, or to others in the proper performance of his duties as defined from time to time, or which Executive is required to disclose pursuant to any law, regulation, or court or administrative order.

         (b) Noncompetition. Executive agrees that, for the shorter of five (5) years from the date hereof or the period during which Executive is employed by Albecca, its Affiliates or the Post-Closing Company plus thirty-six
(36) months thereafter, he shall not: (i) engage directly or indirectly in any Competitive Business anywhere in the Restricted Territory, whether as an employer, officer, director, owner, investor, employee, partner, consultant or other participant in any Competitive Business; (ii) without limiting the foregoing, solicit business substantially similar to the business of Albecca or the Post-Closing Company from anyone who is or becomes a customer of Albecca, its Affiliates or the Post-Closing Company; or (iii) without limiting the foregoing, solicit for employment any employee of Albecca, its Affiliates or the Post-Closing Company. For the purpose of this Section 3, "RESTRICTED TERRITORY" shall mean the fifty States of the United States of America and the District


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of Columbia, Canada, the United Kingdom, The Netherlands, Italy, France,
Germany, and the Czech Republic, and "COMPETITIVE BUSINESS" shall mean any of the design, manufacture, importation, sale, distribution or processing of custom picture frames, mouldings and related products and services. Albecca agrees that if Executive is no longer employed by the Post-Closing Company, he may be employed in a retail custom framing business provided that such business is conducted at the retail level at one location only. The foregoing provisions are also intended to protect the Confidential Information and Trade Secrets of Albecca, its Affiliates and the Post-Closing Company as such terms are defined in subsection 3(a). Notwithstanding anything to the contrary, the effectiveness of this subsection 3(b) shall be suspended during any period(s) that the Post-Closing Company fails to satisfy all its then current payment obligations under this Agreement; provided, however, that Executive shall be required to give the Post-Closing Company written notice of any such failure and the Post-Closing Company shall have a thirty (30) day period in which to cure such failure prior to any suspension in the effectiveness of this subsection.

         (c) Miscellaneous. The parties agree that the restrictions set forth in this Section 3 are fair and reasonable in light of the consideration provided to Executive, and that the restrictions are necessary to protect the legitimate business interests of Albecca, its Affiliates and the Post-Closing Company. The parties further agree that the remedy at law for breach of any of the covenants set forth in this Section 3 would be inadequate and that, in the event of any breach or threatened breach by Executive, Albecca, its Affiliates and the Post-Closing Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages or harm or waiting for actual damages or harm to be incurred, and that such remedies shall be in addition to any other rights or remedies that such parties may have at law or in equity. The obligations of Executive under this Section 3 are independent of and in addition to the obligations of Executive under other current or future agreements between Executive and the Post-Closing Company, all of which other obligations shall remain in full force and effect.

         4.       Miscellaneous.

         (a) Confidentiality of Terms. The parties agree to keep the terms of this Agreement confidential, including but not limited to the amounts payable hereunder, and will not disclose the contents or terms of this Agreement unless such disclosure is: (1) lawfully required by any governmental agency; (2) otherwise required by law (including legally required financial reporting); (3) necessary in order to enforce any provision of this Agreement or realize any benefit conferred by this Agreement; or (4) by the Company in connection with a Sale of the Company. Notwithstanding the foregoing, (i) either party may disclose the terms of this Agreement to its or his auditors, accountants, tax advisors, and/or legal counsel to the extent required for professional advice and services from those sources, (ii) Executive may discuss the existence and terms of this Agreement with the Chairman of the Board or the CEO of Albecca, and (iii) Executive may discuss the existence and terms of this Agreement with a representative of a prospective buyer of Albecca in connection with a sale of Albecca, provided that such representative is already aware of the existence and terms of this Agreement through sources other than Executive (directly or indirectly), and such representative initiates the discussion with Executive.

         (b) Further Assurances. Upon the reasonable request of any other party, each party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.


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         (c)      Interpretation. This Agreement shall not be construed more strictly against either party hereto, regardless of which party is responsible for its preparation, it being agreed that this Agreement was fully negotiated by both parties. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein and all terms, provisions, Sections, sub-sections or paragraphs shall be interpreted and construed in such a manner as to carry out fully the intention of the parties hereto.

         (d) Modification by Court. If any court of competent jurisdiction shall find any provision of this Agreement to be unenforceable, including the scope of any non-competition provision (whether of time, geographic area, type of activity, or otherwise), the court is specifically authorized and requested by the parties to modify and limit the provisions of this Agreement to permit its enforceability to the maximum extent allowed by applicable law.

         (e) Governing Law. The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

         (f) Forum. Each party to this agreement consents to the non-exclusive jurisdiction of the courts of the State of Georgia.

         (g) Prior Discussions Superceded. Except as otherwise provided herein, this Agreement supercedes all prior discussions between the parties hereto with respect to all matters contained herein.

         (h) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Executive, Albecca, its Affiliates, the Post-Closing Company and each of their respective successors and assigns; provided, however, that no party to this Agreement may assign its rights without the prior written consent of the other party. Notwithstanding the foregoing, Albecca may assign its rights under this Agreement to any wholly owned subsidiary of Albecca or to any purchaser in a Sale of the Company; provided, however, no such assignment shall relieve the Post-Closing Company of any of its obligations hereunder.

         IN WITNESS WHEREOF, the parties hereto have duty executed and delivered this Agreement as of the day and year first written above.


ALBECCA INC.


------------------------------                   ------------------------------
Craig A. Ponzio                                  [Executive Name]
Chairman of the Board


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